Exhibit 99.1

Sirona Reports Fourth Quarter and Full Year 2006 Results

•	Fiscal 2006 revenues increased 12.4%, up 15.0% on a constant currency basis. Pro forma revenues increased 9.9%, up 12.4% on a constant currency basis

•	Fiscal 2006 operating income was $52.0 million compared to $2.6 million in the same period last year. Pro forma operating income increased 160% vs. prior year

•	Sirona provides financial guidance for fiscal 2007

Long Island City, New York, December 8, 2006 – Sirona (Nasdaq: SIRO), one of the leading global manufacturers of high-quality dental equipment and technologies, today reported its financial results for the fourth quarter and full year ended September 30, 2006.

Fourth Quarter Fiscal 2006 Financial Results

Revenues for the quarter were $135.5 million, an increase of $30.5 million or 29.0%, compared to the prior year quarter. On a constant currency basis, revenues increased 24% with growth rates for the Company’s business segments as follows: Imaging Systems 65%; Instruments 12%; Treatment Centers 12%; and Dental CAD/CAM Systems 6%. Revenues in the United States increased 83% for the quarter. Outside the United States, revenues increased 10% on a constant currency basis.

Operating income for the quarter was $1.6 million compared to a loss of $8.0 million in the same quarter last year, excluding a fourth quarter 2005 charge of $33.8 million relating to the write-off of in-process research and development (IPR&D) expense. Adjusted EBITDA increased 20.3% to $23.9 million from $19.8 million in the same quarter last year. The increase in both measures was driven by higher volumes, product mix changes, and the inclusion of the Schick operations.

A reconciliation of Adjusted EBITDA to EBITDA and EBITDA to net income is attached to this press release.

Net loss for the quarter was $1.5 million compared to a net loss of $46.0 million in the same period last year. The reduction in net loss was the result of improved operating performance and the $33.8 million charge relating to the write-off of IPR&D in the fourth quarter of last year. The tax provision for the quarter was impacted by several non-tax-deductible items.

Full Year 2006 Financial Results

Fiscal 2006 revenues were $520.6 million, up 12.4% compared to $463.4 million last year. On a constant currency basis, revenues increased 15.0%, with growth rates for the Company’s business segments as follows: Imaging Systems 36%; Instruments 17%; Dental CAD/CAM Systems 11%; and Treatment Centers 4%. Revenues in the United States increased 26% in 2006. Outside the United States, revenues increased 11% on a constant currency basis.

Fiscal 2006 operating income was $52.0 million compared to $2.6 million in the same period last year. Fiscal 2006 operating income included a $6.0 million pre-tax charge related to the write-off of IPR&D, while operating income for the same period last year included a $33.8 million pre-tax charge related to the write-off of IPR&D. Excluding IPR&D charges in both years, operating income increased 59.6% to $58.0 million. Adjusted EBITDA increased 19.9% to $128.5 million, compared to $107.2 million in the same period last year. The increase in both measures was driven by higher volumes, product mix changes and the inclusion of the Schick operations from June 20, 2006.

Net income for 2006 improved to $0.8 million compared to a loss of $34.9 million last year. Net income was driven by improved operating performance, higher charges related to the write-off of IPR&D in 2005, offset in part by increased interest expense and higher income tax provision in 2006. The tax provision for 2006 was impacted by several items including the non-tax-deductible expense related to the write-off of the acquired IPR&D.

At September 30, 2006 the Company had cash and cash equivalents of $80.6 million and long term debt (including current portion) of $533.4 million, resulting in net debt of $452.8 million. This compares to net debt of $520.8 million at September 30, 2005. Sirona prepaid long term debt in the amount of $78.7 million during the full year ended September 30, 2006. In November, Sirona refinanced its outstanding long term debt, with initial borrowings of around $500 million. Under Sirona’s current financial ratios, the new credit facility will carry an interest rate of Euribor or Libor plus 75 basis points.

Simone Blank, Executive Vice President and Chief Financial Officer, said: “Our continued strong cash flow generation enabled us to refinance our credit facility on very favorable terms for the Company. The expanded borrowing capacity and less restrictive covenants will provide improved flexibility.”

Pro Forma Information

The pro forma information set forth below gives effect to the acquisition of Schick Technologies which closed in fiscal year 2006 and to the leveraged buy-out which closed in fiscal year 2005 as if they had occurred at the beginning of fiscal year 2005.

On a pro forma basis, revenues for the three months ended September 30, 2006 were $135.5 million, an increase of $16.3 million or 13.7%, compared to $119.2 million for the same period last year. Pro forma revenues increased 9.6% on a constant currency basis. Pro forma Adjusted EBITDA for the fourth quarter of 2005 and 2006 was unchanged at $24.0 million.

Revenues for the full year ended September 30, 2006 were $575.9 million on a pro forma basis, an increase of $52.1 million or 9.9% compared to $523.8 million for 2005. Revenues increased 12.4% on a constant currency basis. Pro forma Adjusted EBITDA for 2006 was $151.5 million, an increase of 17.5%, compared with 2005. Pro forma Adjusted EBITDA margin increased 1.7 percentage points to 26.3% in 2006, compared to 24.6% in 2005. Pro forma net income for 2006 was $16.0 million, compared to a pro forma loss of $13.3 million in the previous year.

Chairman, President & CEO Jost Fischer commented, “I am pleased to report another year of solid results, led by strong performance in our Imaging and Instrument segments. We expect continued growth in the high tech dental equipment market. I am confident that, driven by our significant research and development efforts, we will ensure a continuous flow of new products to drive Sirona’s future growth. Our GALILEOS 3-D panoramic imaging system, scheduled for shipment in January, is just one example.”

Mr. Fischer added: “The integration of Schick is progressing smoothly, with Executive Vice President Jeffrey Slovin in charge of the integration team.”

Guidance for Fiscal Year 2007

Revenue for Sirona’s fiscal year ending September 30, 2007, is expected to grow in the range of 11%-14% compared to pro forma revenue for the fiscal year ending September 30, 2006, based on a comparable foreign currency exchange rate. Adjusted EBITDA is expected to grow in the range of 12%-15% as compared to pro forma Adjusted EBITDA for fiscal 2006.

Conference Call/Webcast Information

Sirona will hold a conference call to discuss its financial results at 9:00 a.m. Eastern Standard Time on December 8, 2006. The teleconference can be accessed by calling 800 510 9691 (domestic) or +1 617 614 3453 (international) using passcode # 44416537. The webcast will be available via the Internet at www.sirona.com. A replay of the conference call will be available through January 7, 2007 by calling 888 286 8010 (domestic) or +1 617 801 6888 (international) using passcode # 72941897. A web archive will be available for 30 days at www.sirona.com.

About Sirona Dental Systems, Inc.

Recognized as one of the world's leading manufacturers of high quality dental equipment and technologies, Sirona (formerly Siemens Dental) has served equipment dealers and dentists worldwide for more than 125 years. Sirona develops, manufactures, and markets a complete line of dental products, including the CAD/CAM restoration equipment (CEREC), digital and film-based intra-oral, panoramic and cephalometric X-ray imaging systems, dental treatment centers and handpieces. Visit http://www.sirona.com for more information about Sirona and its products.

This release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are information of a nonhistorical nature and are subject to risks and uncertainties that are beyond the Company’s ability to control. The matters discussed in this news release are subject to various factors which could cause actual events and results to differ materially from such statements. Such factors include uncertainties as to the future sales volume of the Company's products, the possibility of changing economic, market and competitive conditions, dependence on products, dependence on key personnel, technological developments, intense competition, market uncertainties, dependence on distributors, ability to manage growth, dependence on key suppliers, and other risks and uncertainties including those detailed in the Company's filings with the Securities and Exchange Commission. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

Management’s reasons for presenting non-GAAP financial measures

The results of operations of Sirona have been materially affected by the leveraged buy-out in fiscal year 2005 and by the Schick acquisition. Sirona management evaluates and makes operating decisions using various measures. These measures are generally based on the revenues generated by its products and certain costs of producing that revenue, such as cost of product sales, research and development and selling, general and administrative expenses. One such measure is Adjusted EBITDA, which is a non-GAAP financial measure under Section 101 of Regulation G under the Securities Exchange Act of 1934, as amended. Adjusted EBITDA consists of non-GAAP EBITDA plus transaction related charges and non-cash items.

EBITDA is defined as net income (loss) before interest, taxes, depreciation, and amortization. As EBITDA is a non-GAAP measure, it should not be viewed in isolation and does not purport to be an alternative to net income (loss) as an indicator of operating performance or an alternative to cash flows from operating activities as a measure of liquidity. There are material limitations associated with making the adjustments to Sirona's earnings to calculate EBITDA and using this non-GAAP financial measure as compared to the most directly comparable GAAP financial measure. For instance, EBITDA does not include:

- interest expense, and because Sirona has borrowed money in order to finance its operations, interest expense is a necessary element of its costs and ability to generate revenue;

- depreciation and amortization expense, and because Sirona uses capital assets, depreciation and amortization expense is a necessary element of its costs and ability to generate revenue;

- tax expense, and because the payment of taxes is part of Sirona’s operations, tax expense is a necessary element of costs and impacts Sirona’s ability to operate.

Transaction related and non-cash items include: (a) the amounts related to the fair value increases in inventory and write off of in-process research and development resulting from the leveraged buy-out and the Schick acquisition, (b) the non-cash foreign exchange (gain) loss on bank debt resulting from transaction adjustments to the carrying value of a portion of Sirona’s U.S. dollar denominated debt and the U.S. dollar denominated deferred income due to currency fluctuations, (c) transaction related costs incurred in connection with the leveraged buy-out and the Schick acquisition and (d) share-based compensation expense under SFAS No. 123R.

Sirona believes that Adjusted EBITDA provides useful supplemental information to management and investors regarding the performance of the Company’s business operations and facilitates comparisons to our historical operating results. Note, however that Adjusted EBITDA is not intended to be a measure of cash flow for Sirona’s discretionary use, as it does not consider certain cash requirements, such as capital expenditures, contractual commitments, interest payments, tax payments and debt service requirements. As all companies do not use identical calculations, this presentation of Adjusted EBITDA may not be comparable to other similarly titled measures for other companies. Non-GAAP financial measures should not be considered as a substitute for measures of financial performance in accordance with GAAP. A reconciliation of non-GAAP financial measures is attached to this press release.

Contact information:

John Sweeney, CFA

Sirona Dental Systems, Inc.

Director of Investor Relations

+1 718 482 2184

john.sweeney@sirona.com

Sirona Dental Systems, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations

	Three months ended September 30,		Year ended September 30,
	2006 Successor (unaudited)	2005 Successor	2006 Successor	2005 Successor (aggregated) (unaudited)

(U.S. $ in thousands, except per share amounts)

Revenue	$135,542	$105,071	$520,604	$463,356
Cost of sales	76,640	71,614	278,685	271,077

Gross profit	58,902	33,457	241,919	192,279

Operating expenses/(income):
Selling, general and administrative expense	47,603	34,544	148,715	127,780
Research and development	9,968	7,863	33,107	29,563
Provision for doubtful accounts and notes receivables	304	(192)	348	(319)
Write off of in-process research and development		33,796	6,000	33,796
Net other operating expense (income)	(572)	(723)	1,733	(1,107)

Operating income (loss)	1,599	(41,831)	52,016	2,566

Foreign currency transactions (gain)/loss, net	(392)	601	(9,873)	1,350
(Gain) loss on derivative instruments	3,050	(1,682)	(719)	2,701
Interest expense, net	10,382	11,087	54,275	33,861
Other (income)	—	—	—	(129)

Income (loss) before income taxes and minority interest	(11,441)	(51,837)	8,333	(35,217)

Income tax (benefit) provision	(10,103)	(5,796)	7,360	(352)
Minority interest	150	(6)	218	44

Net (loss) income	$(1,488)	$(46,035)	$755	$(34,909)

(Loss) Income per share - basic	$(0.03)	N/A	$0.02	N/A

(Loss) Income income per share - diluted	$(0.03)	N/A	$0.02	N/A

Weighted average shares - basic	54,599,627	N/A	41,884,704	N/A

Weighted average shares - diluted	54,599,627	N/A	42,206,637	N/A

Sirona Holding GmbH & Subsidiaries
Consolidated Balance Sheets

$‘000 (except for share amounts)	Successor	Successor
	September 30, 2006	September 30, 2005
ASSETS

Current assets
Cash and cash equivalents	$80,560	$65,941
Restricted cash	953	674
Restricted short term investments	—	745
Accounts receivable, net of allowance for doubtful accounts
of $837 and $402, respectively	66,090	47,631
Inventories, net	57,303	47,340
Deferred tax assets	4,671	3,242
Prepaid expenses and other current assets	16,074	33,856

Total current assets	225,651	199,429

Property, plant and equipment, net of accumulated depreciation
and amortization of $ 18,139 and $3,428, respectively	61,042	49,180
Goodwill	613,549	468,769
Investments	750	—
Intangible assets, net of accumulated amortization of
$ 66,242 and $ 11,852, respectively	618,993	489,442
Other non-current assets	17,370	21,981
Deferred tax assets	3,649	9,874

Total assets	1,541,004	1,238,675

LIABILITIES, MINORITY INTEREST AND SHAREHOLDERS’ EQUITY

Current liabilities
Trade accounts payable	$30,303	$22,173
Current portion of long-term debt	14,738	10,103
Income taxes payable	10,434	1,531
Deferred tax liabilities	3,208	3,219
Accrued liabilities and deferred income	65,203	63,757

Total current liabilities	123,886	100,783

Long term debt	518,634	576,622
Deferred tax liabilities	243,491	196,392
Other non-current liabilities	18,128	9,585
Indebtedness to related parties	—	184,712
Pension related provisions	48,167	43,847
Deferred income	100,589	100,000

Total liabilities	1,052,895	1,211,941

Minority interest	263	42

Shareholders’ equity
Preferred stock ($0.01 par value; 5,000,000 shares authorized;
none issued and outstanding)	—	—
Common stock ($0.01 par value; 95,000,000 shares authorized:
54,608,134 shares issued and outstanding)	546	30
Additional paid-in capital	582,447	123,696
Excess of purchase price over predecessor basis	(49,103)	(49,103)
Accumulated deficit	(47,406)	(48,161)
Accumulated other comprehensive income	1,362	230

Total shareholders’ equity	487,846	26,692

Total liabilities, minority interest and shareholders’ equity	$1,541,004	$1,238,675

Sirona Dental Systems, Inc. and Subsidiaries

Set forth below is a reconciliation of net (loss)/income to EBITDA

	Three months ended September 30,		Year ended September 30,
(U.S. $ in thousands)	2006	2005	2006	2005 (aggregated) (unaudited)

Net (loss)/income	$(1,488)	$(46,035)	$755	$(34,909)
Provision/(benefit) for income taxes	(10,103)	(5,796)	7,360	(352)
Interest expense, net	10,382	11,087	54,275	33,861
Depreciation	2,973	3,454	12,543	16,192
Amortization	17,914	11,938	54,311	43,355

EBITDA	$19,678	$(25,352)	$129,244	$58,147

Set forth below is a reconciliation of EBITDA to Adjusted EBITDA

	Three months ended September 30,		Year ended September 30,
(U.S. $ in thousands)	2006	2005	2006	2005 (aggregated) (unaudited)

EBITDA	$19,678	$(25,352)	$129,244	$58,147

Transaction related costs and non-cash charges
included in EBITDA are detailed below:
Transaction related costs	—	1,592	—	1,627
Write-off of IPR&D	—	33,796	6,000	33,796
Fair value increase in inventory	309	9,905	750	10,749
Option expense	3,258	—	3,537	—
Unrealized, non-cash gain on the revaluation
of the $ denominated exclusivity fee	151	—	(4,972)	—
Unrealized, non-cash (gain)/loss on the revaluation
of the $ denominated bank loan	474	(96)	(6,022)	2,903

	4,192	45,197	(707)	49,075

Adjusted EBITDA	$23,870	$19,845	$128,537	$107,222

Sirona Dental Systems, Inc. and Subsidiaries

Set forth below is a reconciliation of pro-forma net (loss)/income to pro-forma EBITDA

	Three months ended September 30,		Twelve months ended September 30,
(U.S. $ in thousands)	2006	2005	2006	2005 (aggregated) (unaudited)

Net (loss)/income	$(1,419)	$(5,082)	$16,019	$(13,334)
Provision/(Benefit) for income taxes	(10,049)	(5,715)	10,705	(7,584)
Interest expense, net	10,383	7,351	43,206	39,814
Depreciation	2,973	3,641	13,011	16,867
Amortization	17,914	15,678	66,003	64,034

EBITDA	$19,802	$15,873	$148,944	$99,797

Set forth below is a reconciliation pro-forma EBITDA to adjusted pro-forma EBITDA

	Three months ended September 30,		Twelve months ended September 30,
(U.S. $ in thousands)	2006	2005	2006	2005 (aggregated) (unaudited)

EBITDA	$19,802	$15,873	$148,944	$99,797

Transaction related costs and non-cash charges
included in EBITDA are detailed below:
Transaction related costs	—	1,627	—	1,627
Write-off of IPR&D	—		—	—
Fair value increase in inventory	309	3,496	1,220	12,048
Option expense	3,258	3,225	12,362	12,586
Unrealized, non-cash gain on the revaluation
of the $ denominated exclusivity fee	151		(4,972)	—
Unrealized, non-cash (gain)/loss on the revaluation
of the $ denominated bank loan	474	(96)	(6,022)	2,903

	4,192	8,252	2,588	29,164

Adjusted EBITDA	$23,994	$24,125	$151,532	$128,961